Exhibit 10.10

भारतीय गैर न्यायिक

भारत INDIA

रु. 500 FIVE HUNDRED RUPEES

पाँच सौ रुपये Rs. 500

सत्यमेव जयते

INDIA NON JUDICIAL

महाराष्ट्र MAHARASHTRA ◑ 2023 ◑ CB 391245

जिल्हा कोषागार कार्यालय ठाणे

जिल्हा कोषागार कार्यालय, ठाणे

28 AUG 2023

मुद्रांक प्रमुख लिपीक / लिपीक

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT (the **"Agreement"),** dated 1st April 2025, is made and entered into by and between

DR.ASHLEYS LIMITED., a corporation organized and existing under the laws of Hong Kong, having a place of business at Unit 1504 15/F, Peninsula Square, 18 Sung On St, Hung Hom, Hong Kong, SAR ("A') represented by Dr. Kanans Vishvanats, Managing Director

AND

M/s. APEX DRUGS LIMITED., a corporation organized and existing under the laws of India, having its registered office at Unit II, Survey No.10, Gaddapotharam Industrial area, Jinnaram Mandal, Sangareddy district Telangana, India 502319, ("B"), represented by Mr. Gajanan Kudva, Authorized Signatory, and shall be effective from the 1st April 2025.

[redacted]B' and 'A' each may be referred to herein individually as a "Party," or collectively as the "Parties."

[redacted]HEREAS it is informed that Dr.Ashleys Limited and Rupus Global Limited belong to sole owner Dr.Kanans[redacted] [redacted]isvanats and both the businesses are merged as a going concern basis – i.e. it has merged all the present and[redacted] [redacted]uture business assets, trademarks, patents, inventories and related trade receivables and payables from its[redacted] [redacted]romoter / founder of Company. This merger were concluded on 1st April 2023 and Dr Kanans Visvanats is the[redacted] [redacted]ole owner, director and shareholder of both Dr Ashleys Ltd and Rupus Global Limited. Going forward the[redacted] [redacted]esearch and development plant will be taken care of by Dr Ashleys Ltd.

[redacted]

Furthermore, the erstwhile Rupus Global Ltd was occupying the research and development plant at Merven Drugs Pvt Ltd located at B-11, Madhura Nagar, Sanjeev Reddy Nagar, Hyderabad, India for its research activities with fully furnished amenities and in consideration thereof it was paying lease rent.

Now that Merven Drugs Pvt Ltd has encountered certain structural damages in the latter half of March 2025, which could adversely affect the livability, soundness or structural integrity of the entire Plant including the foundation, roof and load bearing walls. The local body has declared it as "highly risky" structure which means it can collapse or fail any moment endangering the lives and property / assets of the Company. Based on preliminary assessment, it requires complete overhauling of the structure which may take a longer time anywhere between 8 to 12 months' time. So, the management of both the companies has mutually concluded that Dr. Ashleys Ltd (erstwhile Rupus Global Ltd) will shift at a different Plant for the time being, at above mentioned address to prevent business activities from hampering and continue smooth operations. Dr. Ashleys Ltd (erstwhile Rupus Global Ltd) will have access to same space area (i.e. 3500 sq.m) as it was allotted before to enable them to carry the business activities without any major disruptions.

WHEREAS it has been agreed that since Apex Drugs Ltd has not availed of any loan facility from any of the institutions, it will hypothecate the entire Plant along with assets in favor of Dr. Ashleys Ltd (erstwhile Rupus Global Ltd) and Dr.Ashleys Ltd will utilize its laboratory equipment and ancillary and supplementary equipment like Centrifuge, Driers, Multi mill, Sifter, Blender, Filters, QC instruments, reactors both stainless steel and glass as a replacement alternative to avoid any production disruptions. The list of equipment is as per Annexure B

WHEREAS B has represented to A that it has the necessary manufacturing facility and has licenses and spare capacities at its manufacturing location situated at Unit II, Survey No.10, Gaddapotharam Industrial area, Jinnaram Mandal, Sangareddy district Telangana, India 502319 **("the Plant")** which is capable of manufacturing **products** listed in ***Annexure A*** **("the Product").** The total area of the Plant is admeasuring 6629 sq.m.

WHEREAS B owns proprietary rights not limited to the technical know-how in the manufacture of the product and possesses certain valuable business and technical knowledge, information and expertise, relating to the product, which they will need to use for A for the purpose stated herein.

WHEREAS B will be the sole owner of the Plant including its factory premises and adjoining areas thereof and A will not have any ownership of the same or any part thereof, but only right to use. The Plant comprises laboratory and research & development equipment as per annexed schedule belongs to Dr.Ashleys Limited, Hong Kong.

A would like B to manufacture the Product/s at its plant for A on contract arrangement on an exclusivity basis.

A will provide B with necessary assistance both technical and non-technical, if required.

B will manufacture the Product using its own technical know-how or the know-how shared by A, under a Secrecy & Non-Disclosure Agreement, which will be an addendum to this agreement and other valuable information for manufacture of the Product/s for A under this agreement subject to certain detailed terms and conditions, hereinafter stated in this Agreement.

B has represented that the plant is equipped with necessary machinery, equipment, and all manufacturing systems and processes are as per the current good manufacturing practices (cGMP) requirements and other guidelines of regulatory agencies as may be applicable and amended from time to time.

NOW IT IS HEREBY AGREED TO AND DECLARED BY AND BETWEEN the parties hereto as follows —

[redacted] **MANUFACTURE**

a) B shall at its said Plant, manufacture for and on behalf of A, the Product/s on a Job work/contract basis in such quantities as specified and communicated by A in writing, from time to time.

b) A shall maintain such stock of raw material stock and other materials including packing [redacted] the disposal of B as may be required for manufacture of Product, as intimated by B in writing. [redacted]

HYPOTHECATION

Apex Drugs Ltd has not availed of any loan facility from any of the institutions, it will hypothecate [redacted] entire Plant along with assets in favor of Dr. Ashleys Ltd (erstwhile Rupus Global Ltd) and Dr.Ashl [redacted] Ltd will utilize its laboratory equipment and ancillary and supplementary equipment like Centrifuge, Driers, Multi mill, Sifter, Blender, Filters, QC instruments, reactors both stainless steel and glass as a

replacement alternative to avoid any production disruptions.

3. LICENCES AND STATUTORY COMPLIANCE

a) B shall obtain and maintain at all times during continuance of this agreement all necessary permits, approvals and licenses, requisite, usual, expedient or proper including but not limited to Regulatory Agency's approval in relation to or in connection with the manufacture of the said product under this agreement. Without prejudice to the generality of the foregoing, B shall obtain and maintain the licenses under the Factories Act, 1948 and the Drugs & Cosmetics Act, 1940, as applicable to the Product/s, and the Rules there under orany other licenses /approval as may be required to manufacture the Product.

b) B, in their capacity as the manufacturer of the Product, shall render to A all possible assistance to enable A file for any regulatory approvals etc., if any.

c) B shall at all times comply with all applicable statutory rules and regulations in force for the performance of its duties and shall be solely responsible for any liability howsoever arising in connection with any failure so to do.

4. EQUIPMENT MACHINERY & OTHER FACILITIES

a) B shall ensure and guarantee that adequate equipment, machinery and power at all times will be available for the manufacture of the said product and as per the manufacturing schedule and information provided by A.

b) Further B shall ensure at all times and guarantee sufficient safety of operations/storage facilities to the satisfaction of A. B shall at all times remain responsible for the health and safety of those people affected by its operations and for protection of the environment.

c) It is further agreed that B will be solely responsible for any in-process testing of the product/s.

5. MATERIALS

a) A shall provide B with the necessary raw materials for the manufacture and packing materials required for such products under this agreement to the plant of B.

b) B shall furnish to A on a monthly basis, a statement showing therein:

i) quantities of raw materials received from A during the preceding calendar month;

ii) quantities of raw materials actually used by B during the preceding calendar month;

iii) quantities of raw materials and finished products in stock at the beginning and end of each calendar month;

iv) quantities of in-process raw materials at the beginning and end of each calendarmonth;

v) Quantities of finished products manufactured and supplied to A during the preceding calendar month.

c) It shall be the duty of B to keep the raw and packaging materials and finished products under proper and adequate storage conditions; any loss on account of improper storage shall be to the account of B.

d) The property and ownership in the raw materials, packaging or other materials and the finished products or stock in-process of manufacture shall at all times remain and shall bedeemed to be vested in A.

[redacted]

e) The property in the empty containers shall at all times remain and be vested in A. A shall be at liberty to dispose off the empty containers in whatsoever manner it desire.

A shall provide its requirements and delivery schedule each time, as per established lead time (including Raw Material procurements and process time for each such product) from time to time, to ensure a regular and uninterrupted supply of the product by B to A and B should adhere to production/supply schedules as communicated by A in writing.

[redacted]

6. RAW MATERIALS AND FINISHED PRODUCTS TO BE HELD IN TRUST

a) B has intimated A about certain quantity of raw material already lying with it at its Plant and has assured that the same has been stored under suitable conditions and is suitable for manufacture of the Finished product. Based on B's representation, A shall purchase the said quantity of raw material from B in furtherance of manufacture of the Finished Product and the payment for the same shall be set off against the receivable by A from B.

b) It is hereby agreed and declared that the raw materials to be supplied by A to B are intended solely for the purpose of being utilized in the manufacture or processing of the said Product for A and for no other purpose and consequently the said raw materials and/ or the finished products resulting there from supplied to B and any stock-in-process shall be held by B intrust for A and for the purpose of being delivered to A and no finished products, or raw materials shall be delivered to any third party. A at all times shall be absolute owner of such raw materials and other materials supplied to B, at whatever stage such materials maybe.

c) B shall permit any authorized representative of A to enter upon B's Plant/office premises during the working hours and examine the method of manufacturing, processing and packing of the product, the raw materials, ingredients and other material used or intended to be used by B in relation to manufacture and packing of the product and to do physical verification of such raw materials and inspect the accounts and records maintained by B in this regard.

7. QUALITY ASSURANCE

a) A shall have the right to depute its representative in the Premises of B to inspect, examine, analyze and check the quality/quantity of the raw and packaging materials, finished products and manufacturing and packing process being used by B under this agreement from time to time to ensure that the same is being carried as per the understanding and terms of this agreement.

b) It is agreed that B at its own cost will test all the raw material, packing material on the receipt of the same from A and finished products, before they are delivered to A. If the raw materials received by B are found to be not meeting the stated specifications, upon testing, B has right to reject the same and A shall take all steps at its cost to replace the said material with raw material meeting the specifications, with the entire cost of replacement being borne by A.

c) B shall inform A as and when the product is ready for dispatch and upon receipt of intimation, A shall assign their personnel who will visit B's Plant for testing of the samples. Once the samples meet the specifications and are approved, A Personnel will seal the drums, which will be construed to be ready for dispatch to A.

In case of the samples do not meet specifications as intimated by A, at the option of A, B will re-process the products within a period of 15 days and will be presented for testing by A representatives. Any consequential loss suffered by A will be borne entirely by B.

In case of any dispute in such testing of the product, it is hereby agreed that A and B will refer to a third party testing laboratory as per mutual consent. The test results of such third party laboratory will be final and binding on both A and B. The cost of such third party testing laboratory will be borne by the party against which the results have been determined.

d) B shall maintain records of Products manufactured by it which will include the batch number of the product and the quantity of the ingredients used and such other details including particulars of analysis which are required to be maintained under any law in force at the time and as A may require B to maintain.

8. DISPATCHES

B will dispatch the finished products as per the written directions of A. The freight expenses [redacted] be borne by A.

[redacted] CHARGES

A shall pay conversion charges per Kg of product to B for manufacture of the product, ba[redacted] amounts stated in **Annexure A.** The charges include effluent treatment and solvent recovery charges and are based on specifications laid down and mutually agreed upon. These terms can be changed from time to time based on mutual agreement. B is entitled to raise bills for conversion charges. Further it is understood and agreed to between the Parties that the conversion charges shall be set-off by the parties against the payment of salaries of B's employees, Plant maintenance, electricity charges, cost of coal and other fuel (if any), and all other operational expenses incurred during the continuance of this Agreement. However there is no obligation of A towards B in any manner to pay for any kind of operational expenses of B. Under the present understanding, in good faith, A has agreed to pay for the same and get the same adjusted against the conversion charges payable. Any operational expenses paid on behalf of B under the present arrangement, if exceeds the sum payable to B , would be at all times be[redacted]

treated as advance in the accounting books of A and hence the same should be treated as advance received in the accounting books of B. A will raise an invoice for the materials sent to B for conversion. Those non-critical raw materials which are locally available at B, may be procured by B in mutual consultation with A. Once the Product/s are manufactured and approved by A, B will raise an invoice to A for the finished Product/s.

a) The annual lease rent which was fixed at US$ 884,540 annually for the year 2024-25 will be as under for further years:-

Year 2025-26	928,000
Year 2026-27	974,400
Year 2027-28	1,023,120
Year 2028-29	1,075,000
Year 2029-30	1,128,750

b) Both party A and B mutually agree that the rent will be increased by 5% every financial year to meet the increased cost of maintaining the property.
c) The lease term shall be valid for the period of 5 (five) years commencing from the date of said agreement i.e. from 1st April 2025 to 31st March 2030
d) The rent shall be paid either monthly or quarterly, but within the same financial year
e) The agreement will commence from 1st April 2025 and will be valid for the period of 5 years. Either party may serve notice at least six months prior to the date of withdrawal.
f) In case of any change in the constitution like change in name of company, change in directorship, changes in address of either of the party or any such change, the validity of the agreement and its clauses will not be affected and shall remain binding to both the parties hereinabove mentioned.

10. CONVERSION NORMS

B shall deliver the product as per the agreed conversion norms mutually agreed upon. In case, the conversion norms are not achieved by B and consequential loss issuffered by A, such loss will be borne entirely by B. These norms can be modified based on mutual discussion and written agreement, which will form part of this agreement, as and when the same is modified.

11. DUTIES & OTHER LEVIES

It is hereby understood between the parties that applicable duty or tax payable under any law in force for job work/contract arrangement will be paid as stipulated in this agreement; hence apart from the Tax Deducted at Source (TDS) required to be deducted from the job work/contract charges payable to B as per The Income Tax Act, 1961, there will be no liability on any of the parties for any taxes and duties, etc.

It is also agreed between the parties that A would not be responsible for any liability of B in any manner.

12. DURATION

This Agreement is valid for the period of SIXTY months from the effective date i.e. till 31st March 2030 . The expiration or termination of this Agreement for any reason shall not operate to relieve either party from its responsibilities to fulfill any obligation under this Agreement which shall have accrued to such party prior to the date of expiration or termination including particularly the obligation to pay all sums due under this Agreement.

13. RENEWAL

This agreement at the option of A shall be renewable on such terms and conditions and forsuch further periods as may be mutually agreed.

14. TERMINATION

[redacted] A shall have the right but not the obligation to immediately terminate this Agreement on the happening of any of the following events:

i) if B commits a breach of any of the material terms or conditions of this agre[redacted] but not limited to, quality complaints in respect of the said products which [redacted] manufacturing defects;

[redacted] if B goes into liquidation, voluntary or otherwise;

iii) if B makes any arrangement or composition with its creditors or if distress execution or other

process of the court is levied upon or if any encumbrances takes possession of or a receiver or other officer of the court is appointed in respect of its assets or properties;

Either party can terminate the said agreement by giving a notice of 6 (six) months inwriting, without assigning any reason thereof.

15. CONSEQUENCES OF TERMINATION

Upon termination of this agreement in any manner, B shall:

a) Immediately discontinue the manufacture/ packing of the products.

b) Immediately return to A, all raw and the finished goods, stock in process, packing materials etc along with the requisite statements.

c) Not make any use whatsoever of the standards and specifications disclosed or communicated to them by A hereunder or acquired by B in connection with or as a result of the implementation of this agreement.

d) Not retain copies or extracts of any documents or drawings of the know-how nor shall it make any use thereof or any kind of research benefits or new methods of manufacture acquired by it concerning the manufacture of the said products

e) Not directly or indirectly represent, describe or cause to be represented or described on any label, advertising material, circular or in any manner whatsoever that it was formerly manufacturing the said products under the said marks owned by A.

16. SEVERABILITY

If any term of provision of this Agreement shall be held to be valid, illegal or unenforceable in whole or in partly of the validity, legality and enforce ability of the remaining provisions shall not in any way be affected or impaired thereby.

17. RELATIONSHIP

The parties hereto shall at all time be independent contractors and nothing in this Agreement or on the activities engaged in by A or B hereunder create an agency, partnership, employment or joint venture relationship between the parties.

18. REPRESENTATION & WARRANTIES

Each of A or B represents and warrant to the other as follows:

a. it has corporate power to enter into and to perform its obligations under this Agreement and that it has been duly authorised by all necessary corporate action toexecute and deliver this Agreement; and

b. it has such permits, licenses and authorizations of governmental and regulatory authorities as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby.

c. B represents and warrants to A as follows :

I. the product supplied under this Agreement shall be, and remain throughout its stated shelf life, in accordance with the specifications established by applicable regulatory authorities with respect to the Product;

[redacted]

II. The Product supplied to under this Agreement shall be of good, merchantable and usable quality, free of defects, suitable for the purposes for which the Product are to be used.

III. The Plant for the Product supplied under this Agreement is approved by allapplicable authorities and confirm in all respects to applicable laws, regulations and approvals governing such plant and is adequate to produce the quantities of the Product contemplated hereby. [redacted]

IV. It shall manufacture adequate supplies of the Product to fulfill the obligations to the sales of such Product under this Agreement.

V. There is no pending litigation, or to B's knowledge, threatened action, suit proceedings or claim from any Governmental agency which may effect the carrying out the obligation for manufacture of the Product under the present Agreement.

19. INSURANCE

The cost of insurance for raw materials, work in progress, intermediates, finished goods and transit insurance viz insurance in respect of transportation of materials to B factory and finished goods from B's factory to destination will be borne by A. However the cost of insurance for the Plant will be borne by B.

20. ARBITRATION AND JURISDICTION

If any disputes or differences arise between the Parties hereto as to the interpretation or the performance of this Agreement, the same shall be referred to arbitration before a sole arbitrator appointed mutually and in accordance with the provisions of the Arbitration and Conciliation Act, 1996, as amended or re-enacted, from time to time. The arbitration shall be conducted in the English language and any awards shall be reasoned. The venue of arbitration shall be Mumbai.

21. CONFIDENTIALITY

(i) For the purposes of this Agreement, "Confidential Information" shall mean all non- public, confidential and proprietary information that is set forth in writing, or contained in some other tangible form, which is proprietary in nature including theexistence and nature of any discussions of the sort referenced herein.

(ii) B hereby agrees to hold in strict confidence and to use all reasonable efforts to maintain the secrecy of any and all Confidential Information disclosed to it by A under the terms of this Agreement and shall not disclose Confidential Information without prior express written consent of A, with the following exception for which B will have to produce adequate documentary evidence:-

a. the information which is in public domain at the time of disclosure,
b. information which is made lawfully available to B by an independent third

c. information which is already in B's possession at the time of receipt from Afor which B shall have to produce adequate evidence,
d. Information which is independently developed by B or its parent corporationor their respective affiliates and / or subsidiaries without the aid, application, or use of the information disclosed hereunder.

(iii) B shall not use Confidential Information for any purpose other than in connection with the purpose for which the same is referred to it.

(iv) B shall take all reasonable steps, including but not limited to, those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to ensure that the Confidential Information is not disclosed or duplicated for the use of any third party, and shall take all reasonable steps to prevent its directors, officers and employees, having access to the Confidential Information, from disclosing or making unauthorized use of any Confidential Information, or from committing any acts or omissions that may result in a violation of this Agreement.

(v) Upon written request of A, B shall return promptly to A all written materials and documents, as well as any computer software or other material, made available or supplied by A to B that contains Confidential Information, together with any copies thereof, or destroy the same, and upon request of A provide a certificate of destruction. One copy only may be retained by B for Archival purposes.

[redacted] (vi) B agrees that the disclosure of Confidential Information without the express written consent of A will cause irreparable loss to A, and that any breach or threatened breach of this Agreement by B will entitle A to injunctive relief, in addition to anyother legal remedies available to it, in any court of competent jurisdiction.

(vii) The Confidentiality Agreement executed between the parties sh[redacted] and both the Agreements shall be read and construed harmoniousl[redacted]

22. WAIVER

A waiver on the part of either party of any breach of any term provisions, or conditions of the Agreement shall not constitute a precedent nor by either party hereto to waiver of any succeeding breach of the same or any other term, provisions or conditions of the Agreement.

23. ENTIRE AGREEMENT

No other Agreement or understanding purporting to modify or change terms and conditions or specifications of the Agreement shall be binding unless it has been agreed upon in writing by the parties hereto. The present Agreement entered between the Parties hereto is entire contract and **supersedes any prior understanding whether in oral or in writing.**

24. ASSIGNMENT

That this Agreement may not be assigned by either party without the prior written consent of the other party except in the event of a merger or sale of all or substantially all of the assets of the business to which this Agreement relates, in which case the assignment will be deemed to be automatic.

25. FORCE MAJEURE

It is agreed that any delay, breach or failure on the part of either party in complying with the terms and conditions of the Agreement shall not be treated as default or breach or give rise to any claim for damage to or in favour of either party, if any to the extent, such delay, breach or failure is caused by occurrences beyond the control of either party including but not limited to acts of God, fires, floods, explosions, war, civil commotion, strikes, lock outs, shortages of materials and other similar causes. The party claiming an event of force majeure shall as soon as possible notify the other party in writing and provide all the particulars of the cause or event and date of its first occurrence. Failure to give such a notice to the other party shall deprive the party claiming force majeure to be relieved from performing its obligations under this Agreement. If the force majeure in question prevails for a continuous period in excess of three months, the parties shall enter into bona fide discussions to alleviate its effects or to agree upon such alternative arrangements as may be fair and reasonable. In case no such arrangement is agreed upon, the other Party not affected by force majeure will be entitled to terminate this Agreement by giving 3 months notice tothe Party affected by fore majeure.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first here in above written.

DR ASHLEYS LIMITED ("[redacted]

NAME: DR KANANS VISVANATS
TITLE: MANAGING DIRECTOR

[redacted]

APEX DRUGS LIMITED ("B")

[redacted]

NAME: Mr. GAJANAN KUDVA
TITLE: AUTHORISED SIGNATORY